Exhibit 10.31
THE MACERICH COMPANY
EMPLOYMENT AGREEMENT
This EMPLOYMENT AGREEMENT (this “Agreement”), dated as of October 31, 2024 is entered into by and between The Macerich Company, a Maryland corporation (including any successors and/or assigns, the “Company”) and Daniel Swanstrom II (the “Employee”).
RECITALS
WHEREAS, the Company desires to initially employ the Employee as Senior Executive Vice President, Chief Financial Officer and Treasurer-Elect of the Company effective as of November 1, 2024, with the Employee transitioning to the role of Senior Executive Vice President, Chief Financial Officer and Treasurer on the later of (i) November 15, 2024 and (ii) the effective date of the resignation of the Company’s current Senior Executive Vice President, Chief Financial Officer and Treasurer from his position or other cessation of service as the Company’s Senior Executive Vice President, Chief Financial Officer and Treasurer (but in no event later than December 31, 2024), and the Employee desires to enter into an employment relationship with the Company, subject to the terms and conditions of this Agreement.
NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
1.EMPLOYMENT TERM. The Company agrees to employ the Employee pursuant to the terms of this Agreement, and the Employee agrees to be so employed, for a term commencing on November 1, 2024, except as otherwise determined by the Company (the actual first date of employment, the “Effective Date”) and ending on the third anniversary of the Effective Date (the “Expiration Date”). Notwithstanding the foregoing, the Employee’s employment hereunder may be earlier terminated in accordance with Section 6 hereof, subject to the provisions of Section 7 hereof. For the avoidance of doubt, in the event that the Employee remains employed by the Company through the Expiration Date, the Employee’s employment with the Company shall continue on an “at-will” basis and the Employee will remain an Eligible Employee under the Severance Plan (as defined below) and shall be eligible for severance benefits pursuant to the terms and conditions of the Severance Plan. In addition, the Company and the Employee hereby acknowledge and agree that the effectiveness of this Agreement shall be subject to approval by the Company’s Board of Directors (the “Board”). The period of time between the Effective Date and the termination of the Employee’s employment hereunder prior to the Expiration Date shall be referred to herein as the “Employment Term.”
2.POSITION AND DUTIES.
(a)GENERAL. During the Employment Term, the Employee shall initially serve as Senior Executive Vice President, Chief Financial Officer and Treasurer-Elect of the Company, and transitioning to the role of Senior Executive Vice President, Chief Financial Officer and Treasurer on the later of (i) November 15, 2024 and (ii) the effective date of the resignation Senior Executive Vice President, Chief Financial Officer and Treasurer from his position or other cessation of service as the Company’s Senior Executive Vice President, Chief Financial Officer and Treasurer (but in no event later than December 31, 2024), in each case reporting directly to the Chief Executive Officer of the Company (the “CEO”). In each capacity, the Employee shall have the duties and responsibilities and authority customarily performed by and held by an employee in Employee’s position, and such other duties, authorities and responsibilities as may reasonably be assigned to the Employee from time to time by the CEO that are not inconsistent with the Employee’s position with the Company.
(b)OTHER ACTIVITIES. During the Employment Term, the Employee shall devote substantially all of the Employee’s business time, business judgment, knowledge and skill and the Employee’s reasonable best efforts to the performance of the Employee’s duties with the Company, provided that the foregoing shall not prevent the Employee from (i) with prior written notice to the Board, serving on the boards of directors of non-profit organizations and, with the prior written approval of the CEO (with such approval not to be unreasonably withheld), serving on up to one board of directors of a for-profit company (and, for the avoidance of doubt, the Employee shall be permitted to continue to serve on the for-profit company board of directors on which the Employee currently serves), (ii) participating in charitable, civic, educational, professional, community or industry affairs, and (iii) managing the Employee’s personal investments and affairs so long as such activities, either individually or in the aggregate, do not interfere or conflict with the Employee’s duties hereunder or create a potential business or fiduciary conflict. Employee will comply with the Company’s policies and rules, as they may be in effect from time to time during the Employment Term and provided to Employee.
(c)PRINCIPAL WORK LOCATION. Employee’s principal place of employment and office will be the Company’s office located in Dallas, TX, which office is currently located at 8214 Westchester Drive, Dallas, TX 75225. Employee shall be required to travel domestically and internationally when Employee’s duties require for such travel or when reasonably requested by the CEO including regular travel to the Company’s offices and the Company’s properties located throughout the United States.
3.BASE SALARY. During the Employment Term, the Company agrees to pay the Employee a base salary at an annual rate of $600,000 payable in accordance with the regular payroll practices of the Company, but not less frequently than monthly. The Employee’s Base Salary shall be subject to annual review and may be increased from time to time by the Board (or a committee thereof). The base salary as determined herein and as increased from time to time shall constitute “Base Salary” for purposes of this Agreement. The Base Salary shall not be decreased at any time, or for any purpose, during the Employment Term (including, without limitation, for the purpose of determining benefits due under Section 7) without the Employee’s prior written consent.
4.INCENTIVE COMPENSATION.
(a)ANNUAL BONUS. For each calendar year during the Employment Term, beginning with the 2025 calendar year, the Employee shall be eligible to receive an annual incentive payment under the Company’s annual bonus plan as may be in effect from time to time (the “Annual Bonus”), based on a target bonus opportunity equal to 125% of the Employee’s Base Salary (the “Target Bonus”), upon the attainment of one or more pre-established performance goals established by the Board (or a committee thereof) in its sole discretion. The Company expects that the Board (or a committee thereof) will formally review performance at least annually in consultation with the Employee. The Employee’s Annual Bonus for a calendar year shall be determined by the Board (or a committee thereof) after the end of the applicable calendar year based on the level of achievement of the applicable performance criteria, and shall be paid to the Employee in the calendar year (but no later than March 15 of such calendar year) following the calendar year to which such Annual Bonus relates at the same time annual bonuses are paid to other senior executives of the Company, subject to continued employment at the time of payment. The Annual Bonus may be paid in the form of cash or equity under the 2003 Equity Incentive Plan, as amended (the “Plan”), as determined by the Compensation Committee of the

Board, following consultation with the Employee. Notwithstanding the forgoing, the Employee’s Annual Bonus for the 2024 calendar year will be paid entirely in cash and in the amount of $375,000 on or before December 31, 2024, provided the Employee is employed by the Company on the actual payment date, and the Employee’s Annual Bonus for the 2025 calendar year will be paid entirely in cash and in an amount no less than target, it being agreed that the Company will pay to the Employee an amount in cash equal to the Employee’s Target Bonus on or before December 31, 2025, and any amounts payable above target based on the actual level of achievement of the applicable performance criteria will be paid to the Employee at the same time annual bonuses are paid to other senior executives of the Company. For the avoidance of doubt, for purposes of calculating Employee’s “Bonus” under the Severance Plan, in the event Employee incurs a Qualifying Termination (as defined in the Severance Plan) (i) prior to the date on which Employee’s Annual Bonus for 2025 is paid, the “Bonus” shall be equal to Employee’s Target Bonus and (ii) prior to the date on which Employee’s Annual Bonus for 2026 is paid, the “Bonus” shall be equal to the average of Employee’s Target Bonus and Employee’s actual Annual Bonus for 2025.
(b)LONG-TERM INCENTIVE AWARDS. During the Employment Term, beginning with the 2025 calendar year, the Employee shall be eligible to receive equity and other long-term incentive awards under any applicable plan adopted by the Company, including the LTI Award Program (the “LTI Program”) under the Plan. The target grant date fair value of the Employee’s annual LTI award beginning in 2025 will be $1,500,000 (“Target LTI”) granted in the following allocations: 50% of the award as a time-vesting award in the form of LTIP units under the LTI Program, vesting ratably over three years (one-third per year measured from the date of grant), and 50% of the award as a performance-vesting award, also in the form of LTIP units, vesting over a three-year performance period based on one or more pre-established performance goals established by the Board (or a committee thereof) in its sole discretion. In each case the terms and conditions of any award shall be governed by one or more award agreements entered into between the Employee and the Company consistent with this Agreement and the form of Service-Based LTIP Award Agreement and Performance-Based LTIP Award Agreement attached hereto as Exhibit A and B. For each calendar year of the Employment Term, the Target LTI shall vest on the same terms as annual equity grants made to all other senior executive officers of the Company, as determined by the Compensation Committee of the Board, and shall be granted in the form of LTIP units or, to the extent permitted by the Compensation Committee of the Board in consultation with the Employee, restricted stock units. Notwithstanding the foregoing, all LTI grants to the Employee shall vest upon the Employee’s termination by the Company for no reason or for any reason other than Cause (as defined in the Company’s Amended and Restated Severance Pay Plan (the “Severance Plan”)), termination of the Employee’s employment by the Employee with Good Reason (as defined in the Severance Plan), the Employee’s death, or Disability (as defined in the Severance Plan), on terms no less favorable than those contained in Exhibit A and B. The Employee’s equity and/or other long-term incentive awards for each calendar year during the Employment Term shall be granted by the Company to the Employee at approximately the same time that annual equity and other long-term incentive awards are granted by the Company to other Company senior executive officers.
(c)SIGN-ON LONG-TERM INCENTIVE AWARD. The Compensation Committee of the Board shall grant Employee an award of service-based LTIP units (to be granted within the two-week period beginning on the Effective Date) with a grant date fair value equal to $1,500,000, as determined by the Board in good faith (such grant, the “Sign-On LTIP Grant”) and in accordance with the LTI Program. The Sign-On LTIP Grant will vest ratably over three years (one-third per year measured from the date of grant), in each case subject to the Employee’s continued service with the Company on each applicable vesting date, and the terms and conditions of the LTIP Unit Award Agreement evidencing such award, in substantially the form of award agreement attached hereto as Exhibit C, the “Sign-On LTIP Award Agreement”), and any additional accelerated vesting to which Employee may become entitled pursuant to the terms of the Severance Plan.
5.EMPLOYEE BENEFITS.
(a)BENEFIT PLANS. During the Employment Term, the Employee shall be entitled to participate in any employee benefit plan that the Company has adopted or may adopt, maintain or contribute to for the benefit of its employees generally, including (but not limited to) any deferred compensation program implemented pursuant to Section 5.4 of the Plan or otherwise adopted by the Company, subject to satisfying the applicable eligibility requirements, and except to the extent such plans are duplicative of the benefits otherwise provided hereunder. The Employee’s participation will be subject to the terms of the applicable plan documents and generally applicable Company policies. Notwithstanding the foregoing, the Company may modify or terminate any employee benefit plan at any time provided, Employee shall be treated no less favorably than other senior executives of the Company are treated.
(b)VACATION TIME. During the Employment Term, the Employee will be eligible for paid time off, if any, in accordance with the Company’s paid time off policy generally available to similarly situated employees of the Company, as it may be amended from time to time.
(c)BUSINESS AND TRAVEL EXPENSES. Upon presentation of reasonable substantiation and documentation as the Company may specify from time to time, the Employee shall be reimbursed in accordance with the Company’s expense reimbursement policy, for all reasonable out-of-pocket business and travel expenses incurred and paid by the Employee during the Employment Term and in connection with the performance of the Employee’s duties hereunder.
(d)LEGAL FEES. The Company shall reimburse Employee for reasonable legal fees and expenses incurred in connection with the review and negotiation of this Agreement and its Exhibits, with such reimbursement not to exceed $25,000.
(e)INDEMNIFICATION; D&O. The Employee will be indemnified to the extent permitted by applicable law and the organizational agreements of the Company and its affiliates and the Indemnification Agreement to be entered into between the Company and the Employee]for Employee’s services rendered as an officer and director of the Company and its affiliates and shall be covered by any applicable directors’ and officers’ liability insurance policy(ies) procured by the Company and its affiliates from time to time. Such coverage and indemnification shall continue during the Employment Term and thereafter, while liability may exist, on the same basis as other current and former directors and officers of the Company and its affiliates.
6.TERMINATION. The Employee’s employment and the Employment Term shall terminate on the first of the following to occur:
(a)DISABILITY. Upon ten (10) days’ prior written notice by the Company to the Employee of a termination due to Disability. “Disability” shall have the meaning assigned to such term in Severance Plan. The Employee shall cooperate in all respects with the Company if a question arises as to whether the Employee has become disabled.
(b)DEATH. Automatically upon the date of the Employee’s death.
(c)CAUSE. Upon a termination by the Company for Cause. “Cause” shall have the meaning assigned to such term in the Severance Plan.

(d)WITHOUT CAUSE. Upon an involuntary termination by the Company (other than for death, Disability, or Cause).
(e)GOOD REASON. Upon a termination by the Employee for Good Reason. “Good Reason” shall have the meaning assigned to such term in the Severance Plan.
(f)WITHOUT GOOD REASON. Upon thirty (30) days’ prior written notice by the Employee to the Company of the Employee’s voluntary termination of employment without Good Reason (which the Company may, in its sole discretion, make effective earlier than any notice date).
7.CONSEQUENCES OF TERMINATION.
(a)ACCRUED OBLIGATIONS. In the event that the Employee’s employment ends for any reason, the Employee or the Employee’s estate, as the case may be, shall be entitled to the Accrued Obligations (as defined in the Severance Plan) which shall be paid within sixty (60) days following termination of employment, or such earlier date as may be required by applicable law.
(b)SEVERANCE PLAN AND EQUITY AWARDS. The Employee is an Eligible Employee under the Severance Plan and shall be eligible for severance benefits pursuant to the terms and conditions of the Severance Plan, subject to the Employee’s compliance with Section 8 and continued compliance with the obligations in Sections 9 and 10, (provided, that the Company shall provide the Employee with written notice of any alleged non-compliance and not less than 10 business days to cure, if curable), and the vesting and payment of the Employee’s equity awards upon Employee’s termination of employment will be governed by Section 5 of the applicable equity award agreement (or any similar provisions). This Agreement and the Severance Plan shall each be deemed to be a “Service Agreement” for purposes of Section 5 of each of the Employee’s equity award agreements, including the Sign-On LTIP Grant and each Target LTI award.
(c)OTHER OBLIGATIONS. Upon any termination of the Employee’s employment with the Company, the Employee shall be deemed to have resigned from any position as an officer, director or fiduciary of any Company-related entity effective on Employee’s termination date.
8.RELEASE; NO MITIGATION; SET-OFFS. Any and all amounts payable and benefits or additional rights provided pursuant to this Agreement and the Severance Plan beyond the Accrued Benefits shall only be payable if the Employee (or his estate, in the case of death) delivers to the Company and does not revoke a general release of claims in favor of the Company substantially in the form of Schedule A to the Severance Plan (the “Release”). The Release shall be executed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following termination. For the avoidance of doubt, each Company equity award that vests in accordance with Section 7 hereof and the terms and conditions of the applicable award agreement shall remain outstanding and eligible to vest following the date of termination and shall actually vest and become exercisable (if applicable) and non-forfeitable upon the effectiveness of the Release (and any equity awards intended to be exempt from Code Section 409A as a “short-term deferral” shall be paid within the applicable short-term deferral period). In no event shall the Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Employee under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by the Employee as a result of employment by a subsequent employer or self-employment. Subject to the provisions of Section 20(b)(v) hereof; the Company’s obligations to pay the Employee amounts hereunder shall be subject to set-off, counterclaim or recoupment of amounts owed by the Employee to the Company or any of its affiliates (to the extent that such set-off, counterclaim or recoupment does not result in a violation of Code Section 409A). Except as otherwise provided in this Section 8, the Severance Plan, the Company’s clawback policy as in effect on the Effective Date, as may be amended or restated, or any other recoupment or clawback policy or program adopted by the Company and applicable to all senior executives of the Company, or as may be otherwise agreed in writing between the parties, the Employee’s incentive compensation (including any equity and/or long-term incentive awards) and severance shall not be subject to forfeiture or recoupment for any other reason (other than forfeiture or lapse in connection with certain terminations of employment and/or the failure to meet the applicable performance goals within the performance period).
9.RESTRICTIVE COVENANTS.
(a)CONFIDENTIALITY. During the course of the Employee’s employment with the Company, the Employee will have access to Confidential Information. For purposes of this Agreement, “Confidential Information” means all confidential or proprietary data, information, ideas, concepts, discoveries, trade secrets, inventions (whether or not patentable or reduced to practice), innovations, improvements, know-how, developments, techniques, methods, processes, treatments, specifications, designs, patterns, models, plans and strategies, and all other confidential or proprietary information or trade secrets in any form or medium (whether merely remembered or embodied in a tangible or intangible form or medium) whether now or hereafter existing, relating to or arising from the past, current or potential business, activities and/or operations of the Company or any of its affiliates, including, without limitation, any such information relating to or concerning finances, financing sources, acquisitions, acquisition sources, marketing, advertising, transition, promotions, pricing, personnel, operations, customers and tenants (including tenant or mortgagee financial or operational data, or that of any guarantors of such obligations), suppliers, vendors, partners and deal sources and/or competitors. The Employee agrees that the Employee shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of the Employee’s assigned duties and for the benefit of the Company, either during the period of the Employee’s employment or at any time thereafter, any Confidential Information or other confidential or proprietary information received from third parties subject to a duty on the Company’s and its subsidiaries’ and affiliates’ part to maintain the confidentiality of such information, and to use such information only for certain limited purposes, in each case, which shall have been obtained by the Employee during the Employee’s employment by the Company (or any predecessor). The foregoing shall not apply to information that (i) was known to the public (or within the Company’s industry) prior to its disclosure to the Employee, (ii) becomes generally known to the public (or within the Company’s industry) subsequent to disclosure to the Employee through no wrongful act of the Employee or any representative of the Employee, or (iii) the Employee is required to disclose by applicable law, regulation or legal process (provided that, except to the extent disclosure by the Company or any of its affiliates is contemplated in connection with a potential Change in Control, the Employee, to the extent legally permitted, provides the Company with prior notice of the contemplated disclosure and cooperates with the Company at its sole expense in seeking a protective order or other appropriate protection of such information). Notwithstanding anything in this Agreement or elsewhere to the contrary, the Employee may disclose documents and information in confidence (x) to an attorney for the purpose of securing legal advice or (y) to people approved in advance and in writing by the Company’s General Counsel, in each case, provided that the Employee instructs any such person not to disclose or use any Confidential Information of the Company for any other purpose, and may use documents and information as reasonably necessary to enforce the Employee’s rights under this Agreement or otherwise. In addition, notwithstanding the generality of the foregoing, nothing in this Agreement is intended to prohibit the Employee from filing a charge with, reporting possible violations to, or participating or cooperating with the Securities and Exchange Commission or any other federal, state or local regulatory body or law enforcement agency including in relation to any whistleblower, anti-discrimination, or anti-retaliation provisions of federal, state or local law or regulation.
(b)NONCOMPETITION. The Employee acknowledges that (i) the Employee shall perform services of a unique nature for the Company that are irreplaceable, and that the Employee’s performance of such services to a “Competitive Business” (as defined below) will result in irreparable harm to the Company, (ii) the Company shall provide the Employee access to Confidential Information which, if disclosed, would unfairly and inappropriately assist in competition against the Company and its affiliates, (iii) in the course of the Employee’s employment by a Competitive Business during the non-compete period set forth herein, the Employee would inevitably use or disclose such Confidential Information, (iv) the Company and its affiliates have substantial relationships with their customers and the Employee shall have access to these customers, (v) the Employee shall be expected to generate goodwill for the Company and its affiliates in the course of the Employee’s employment, (vi) the Company has invested significant time and expense in developing the Confidential Information and goodwill, and (vii) the Company’s operations and the operations upon with the Employee shall work are nationwide in scope. Accordingly, during the Employee’s employment hereunder and for a period of twelve (12) months following a termination of the Employee’s employment for any reason, the Employee agrees that the Employee will not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, firm, corporation or other entity, in whatever form, engaged in a Competitive Business in the United States. Notwithstanding the foregoing, nothing herein shall prohibit the Employee from being a passive owner of not more than two percent (2%) of the equity securities of a publicly traded corporation engaged in a Competitive Business, so long as the Employee has no active participation in the business of such corporation. For purposes hereof, the term “Competitive Business” shall mean a publicly traded real estate investment trust that is identified by the National Association of Real Estate Investment Trusts as a “mall REIT” or “shopping center REIT” (other than the Company or a surviving or resulting entity upon a Change of Control, or any of their respective affiliates) and the term “Employee’s Termination” shall mean the date the Employee ceases to be employed by the Company for whatever reason, whether voluntarily or involuntarily.
(c)NONSOLICITATION; NONINTERFERENCE. During the Employee’s employment hereunder and for a period of twelve (12) months following the Employee’s Termination, the Employee agrees that the Employee shall not, except in the furtherance of the Employee’s duties hereunder, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, (i) solicit, aid or induce any person or entity the Employee knows or reasonably should have known to be a customer, tenant or mortgagee (or any person or entity to whom the Company to the Employee’s knowledge (or reasonably should know) has leased property or provided capital, directly or indirectly, within the prior 18 months) of the Company or any of its affiliates to enter into transactions for the purchase, sale, lease, license or financing of mall or shopping center real property then offered by the Company or any of its affiliates from another person, firm, corporation or other entity or assist or aid any other person or entity in identifying or soliciting any such customer, tenant or counterparty, (ii) solicit, aid or induce any employee, representative or agent of the Company or any of its affiliates with whom the Employee, during the term of his employment had contact or became aware of, or about whom the Employee has trade secret or Confidential Information, to leave such employment or retention or to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company, or hire or retain any such employee, representative or agent, or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such employee, representative or agent, or (iii) interfere, or aid or induce any other person or entity in interfering, with the relationship between the Company or any of its affiliates and any person or entity the Employee knows or reasonably should have known to be one of their respective vendors, joint venturers or licensors. An employee, representative or agent shall be deemed covered by this Section 9(c) while so employed or retained and for a period of three (3) months thereafter. Notwithstanding the foregoing, the provisions of this Section 9(c) shall not be violated by general advertising or solicitation not specifically targeted at Company-related persons or entities.
(d)NONDISPARAGEMENT. The Employee agrees not to make negative comments or otherwise disparage the Company or its officers, directors, employees, shareholders, members, agents or products other than in the good faith performance of the Employee’s duties to the Company. The Company agrees to direct the members of its Board and its executive officers not to make negative comments or otherwise disparage the Employee. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings), or statements reasonably made by one party to refute materially false or materially misleading statements made about such party by the other party hereto.
(e)INVENTIONS. (i) The Employee acknowledges and agrees that all ideas, methods, inventions, discoveries, improvements, work products, developments, software, know-how, processes, techniques, methods, works of authorship and other work product, whether patentable or unpatentable, (A) that are reduced to practice, created, invented, designed, developed, contributed to, or improved with the use of any resources of the Company or its subsidiaries and/or within the scope of the Employee’s work with the Company or its subsidiaries or that relate to the business, operations or actual or demonstrably anticipated research or development of the Company or its subsidiaries, and that are made or conceived by the Employee, solely or jointly with others, during the period of the Employee’s employment with the Company or its subsidiaries, or (B) suggested by any work that the Employee performs in connection with the Company or its subsidiaries, either while performing the Employee’s duties with the Company or its subsidiaries or on the Employee’s own time, but only insofar as the Inventions are related to the Employee’s work as an employee or other service provider to the Company or its subsidiaries, shall belong exclusively to the Company or its subsidiaries (or a designee), whether or not patent or other applications for intellectual property protection are filed thereon (the “Inventions”). The Employee will keep full and complete written records (the “Records”), in the manner prescribed by the Company or its subsidiaries, of all Inventions, and will promptly disclose all Inventions completely and in writing to the Company. The Records shall be the sole and exclusive property of the Company or its subsidiaries, and the Employee will surrender them upon the termination of the Employment Term, or upon request of the Company or any of its subsidiaries. The Employee will assign to the Company or its subsidiaries the Inventions and all patents or other intellectual property rights that may issue thereon in any and all countries, whether during or subsequent to the Employment Term, together with the right to file, in the Employee’s name or in the name of the Company or its subsidiaries (or a designee), applications for patents and equivalent rights (the “Applications”). The Employee will, at any time during and subsequent to the Employment Term, make such applications, sign such papers, take all rightful oaths, and perform all other acts as may be requested from time to time by the Company or its subsidiaries to perfect, record, enforce, protect, patent or register the Company’s (or a subsidiary’s) rights in the Inventions, all without additional compensation to the Employee from the Company or its subsidiaries. The Employee will also execute assignments to the Company or its subsidiaries (or a designee) of the Applications, and give the Company, its subsidiaries and their attorneys all reasonable assistance (including the giving of testimony) to obtain the Inventions for the Company’s (or a subsidiary’s) benefit, all without additional compensation to the Employee from the Company or its subsidiaries, but entirely at the expense of the Company or its subsidiaries.

(i)In addition, the Inventions will be deemed Work for Hire, as such term is defined under the copyright laws of the United States, on behalf of the Company or its subsidiaries, and the Employee agrees that the Company or any of its subsidiaries will be the sole owner of the Inventions, and all underlying rights therein, in all media now known or hereinafter devised, throughout the universe and in perpetuity without any further obligations to the Employee. If the Inventions, or any portion thereof, are deemed not to be Work for Hire, or the rights in such Inventions do not otherwise automatically vest in the Company or any of its subsidiaries, the Employee hereby irrevocably conveys, transfers and assigns to the Company or its subsidiaries, all rights, in all media now known or hereinafter devised, throughout the universe and in perpetuity, in and to the Inventions, including, without limitation, all of the Employee’s right, title and interest in the copyrights (and all renewals, revivals and extensions thereof) to the Inventions, including, without limitation, all rights of any kind or any nature now or hereafter recognized, including, without limitation, the unrestricted right to make modifications, adaptations and revisions to the Inventions, to exploit and allow others to exploit the Inventions and all rights to sue at law or in equity for any infringement, or other unauthorized use or conduct in derogation of the Inventions, known or unknown, prior to the date hereof, including, without limitation, the right to receive all proceeds and damages therefrom. In addition, the Employee hereby waives any so-called “moral rights” with respect to the Inventions. To the extent that the Employee has any rights in the results and proceeds of the Employee’s service to the Company or its subsidiaries that cannot be assigned in the manner described herein, the Employee agrees to unconditionally waive the enforcement of such rights. The Employee hereby waives any and all currently existing and future monetary rights in and to the Inventions and all patents and other registrations for intellectual property that may issue thereon, including, without limitation, any rights that would otherwise accrue to the Employee’s benefit by virtue of the Employee being an employee of or other service provider to the Company or any of its subsidiaries.
(f)RETURN OF COMPANY PROPERTY. On the date of the Employee’s Termination (or at any time prior thereto at the Company’s reasonable request), the Employee shall return all property belonging to the Company or its affiliates (including, but not limited to, any Company-provided laptops, computers, cell phones, wireless electronic mail devices or other equipment, or documents and property belonging to the Company). Notwithstanding anything in this Agreement or anywhere to the contrary, the Employee may retain, and use appropriately: (i) the Employee’s rolodex and similar address books (and electronic equivalent) provided that such items only include contact information and (ii) documents and information relating to the Employee’s personal rights and obligations.
(g)REASONABLENESS OF COVENANTS. In signing this Agreement, the Employee gives the Company assurance that the Employee has carefully read and considered all of the terms and conditions of this Agreement, including the restraints imposed under this Section 9. The Employee agrees that these restraints are necessary for the reasonable and proper protection of the Company and its affiliates and their Confidential Information and that each and every one of the restraints is reasonable in respect of subject matter, length of time and geographic area, and that these restraints, individually or in the aggregate, will not prevent the Employee from obtaining other suitable employment during the period in which the Employee is bound by the restraints. The Employee acknowledges that each of these covenants has a unique, very substantial and immeasurable value to the Company and its affiliates and that the Employee has sufficient assets and skills to provide a livelihood while such covenants remain in force. The Employee further covenants that the Employee will not challenge the reasonableness or enforceability of any of the covenants set forth in this Section 9. It is also agreed that each of the Company’s affiliates will have the right to seek to enforce all of the Employee’s obligations to that affiliate under this Agreement, including without limitation pursuant to this Section 9.

(h)REFORMATION. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 9 is excessive in duration or scope or is unreasonable or unenforceable under applicable law, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the laws of that state.
(i)TOLLING. In the event of any violation of the provisions of Section 9(b) or 9(c), the Employee acknowledges and agrees that the post termination restrictions contained in this Section 9 shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post termination restriction period shall be tolled during any period of such violation.
(j)SURVIVAL OF PROVISIONS. The obligations contained in this Section 9 and Section 10 hereof shall survive the termination or expiration of the Employment Term and the Employee’s employment with the Company and shall be fully enforceable thereafter.
10.COOPERATION. Upon receipt of reasonable written request from the Company (including outside counsel), the Employee agrees that (a) while employed by the Company and, for one year thereafter, the Employee will respond and provide information with regard to matters in which the Employee has knowledge as a result of the Employee’s employment with the Company, and (b) while employed by the Company and thereafter will provide reasonable assistance to the Company, its affiliates and their respective representatives in defense of all claims that may be made against the Company or its affiliates, and will reasonably assist the Company and its affiliates in the prosecution of all claims that may be made by the Company or its affiliates, to the extent that such claims may relate to the period of the Employee’s employment with the Company and does not unreasonably interfere with the Employee’s subsequent employment or self-employment. The Employee agrees to promptly inform the Company if the Employee becomes aware of any lawsuit involving such claims that may be filed or threatened against the Company or its affiliates. The Employee also agrees to promptly inform the Company (to the extent that the Employee is legally permitted to do so) if the Employee is asked to assist in any investigation of the Company or its affiliates (or their actions), regardless of whether a lawsuit or other proceeding has then been filed against the Company or its affiliates with respect to such investigation, and shall not do so unless legally required. Upon presentation of appropriate documentation, the Company shall pay or reimburse the Employee for all reasonable out-of-pocket travel, duplicating or telephonic expenses incurred by the Employee in complying with this Section 10, and, after the Employment Term, the Company shall pay the Employee a daily fee, in an amount (rounded down to the nearest whole cent) determined by dividing the Employee’s Base Salary as in effect on the date of termination by 100, for services rendered by the Employee in complying with this Section 10 provided that no such payment shall be required by the Company under this Section 10 during any period in which severance is being paid to the Employee pursuant to Section 7(b) hereof and the Severance Plan, or for any time Employee is or could be required to expend in order to comply with a subpoena, regardless of whether a subpoena is issued (including, without limitation, time spent testifying and any associated waiting and travel time).
11.EQUITABLE RELIEF AND OTHER REMEDIES. The Employee acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 9 or Section 10 hereof would be inadequate and, in recognition of this fact, the Employee agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company shall be entitled to seek equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available, without the necessity of showing actual monetary damages or the posting of a bond or other security. In the event of a material violation by the Employee of Section 9 or Section 10 hereof, any severance being paid to the Employee pursuant to this Agreement or otherwise shall immediately cease; provided that Employee shall first be provided the opportunity of not less than ten (10) business days to promptly cure any violation reasonably determined by the Company to be curable following written notice from the Company.
12.NO ASSIGNMENTS. This Agreement is personal to each of the parties hereto. Except as provided in this Section 12 hereof, no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto. The Company may assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company; provided that the Company shall require such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company and any successor to its business and/or assets, which assumes and agrees to perform the duties and obligations of the Company under this Agreement by operation of law or otherwise. In the event of the Employee’s death or a judicial determination of the Employee’s incapacity, references in this Agreement to the Employee shall be deemed, where appropriate, to be references to the Employee’s heir(s), beneficiar(ies), executor(s) or other legal representative(s), the intent of the foregoing being that amounts payable to Employee will be paid to his heir(s), beneficiar(ies), executor(s) or other legal representative(s).
13.NOTICE. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery, if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile or electronic mail, (c) on the first business day following the date of deposit, if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to the Employee:
At the address (or to the email address or facsimile number)
shown in the books and records of the Company.
If to the Company:
The Macerich Company.
401 Wilshire Boulevard, Suite 700
Santa Monica, CA 90401
Attention: Board of Directors
Email: boardofdirectors@macerich.com
or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
14.SECTION HEADINGS; INCONSISTENCY. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement. In the event of any inconsistency between the terms of this Agreement and any form, award, plan or policy of the Company, the terms of this Agreement shall govern and control.

15.SEVERABILITY. The provisions of this Agreement shall be deemed severable. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by applicable law.
16.COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. Signatures delivered by facsimile (including, without limitation, by “pdf’) shall be deemed effective for all purposes.
17.GOVERNING LAW; JURISDICTION. This Agreement, the rights and obligations of the parties hereto, and all claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Texas, without regard to the choice of law provisions thereof. Each of the parties agrees that any dispute between the parties shall be resolved only in the courts of the State of Texas or the United States District Court for the Northern District of Texas and the appellate courts having jurisdiction of appeals in such courts. In that context, and without limiting the generality of the foregoing, each of the parties hereto irrevocably and unconditionally (a) submits in any proceeding relating to this Agreement or the Employee’s employment by the Company or any affiliate, or for the recognition and enforcement of any judgment in respect thereof (a “Proceeding”), to the exclusive jurisdiction of the courts of the State of Texas, the court of the United States of America for the Northern District of Texas, and appellate courts having jurisdiction of appeals from any of the foregoing, and agrees that all claims in respect of any such Proceeding shall be heard and determined in such Texas State court or, to the extent permitted by law, in such federal court, (b) consents that any such Proceeding may and shall be brought in such courts and waives any objection that the Employee or the Company may now or thereafter have to the venue or jurisdiction of any such Proceeding in any such court or that such Proceeding was brought in an inconvenient court and agrees not to plead or claim the same, (c) waives all right to trial by jury in any Proceeding (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the Employee’s employment by the Company or any affiliate of the Company, or the Employee’s or the Company’s performance under, or the enforcement of, this Agreement, (d) agrees that service of process in any such Proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at the Employee’s or the Company’s address as provided in Section 13 hereof, and (e) agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the laws of the State of Texas. The parties acknowledge and agree that in connection with any dispute hereunder, each party shall pay all of its own costs and expenses, including, without limitation, its own legal fees and expenses. To the extent that any plan subject to the requirements of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or Company policy or agreement reserves to the Company the right to make discretionary determinations that are not subject to de novo review, such provisions shall have no force or effect and the review of such Company determinations shall be subject to a de novo standard of review.”
18.MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Employee and such officer or director of the Company as may be designated by the Board. As of the Effective Date, this Agreement, together with the Severance Plan and all exhibits hereto sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes any and all prior agreements or understandings between the Employee and the Company with respect to the subject matter hereof. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. In the event of any inconsistency between the terms of this Agreement and the terms of any other plan, program, agreement or arrangement of the Company or any of its affiliates, the terms of this Agreement shall, to the extent more favorable to the Employee, control.
19.REPRESENTATIONS. The Employee represents and warrants to the Company that (a) the Employee has the legal right to enter into this Agreement and to perform all of the obligations on the Employee’s part to be performed hereunder in accordance with its terms, and (b) the Employee is not a party to any agreement or understanding, written or oral, and is not subject to any restriction, which, in either case, could prevent the Employee from entering into this Agreement or performing the Employee’s material duties and obligations hereunder. The Company represents and warrants to the Employee that it is duly authorized to enter into this Agreement and to perform all of its obligations in accordance with its terms.
20.TAX MATTERS.
(a)WITHHOLDING. The Company shall withhold from any and all amounts payable under this Agreement or otherwise such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.
(b)SECTION 409A COMPLIANCE.
(i)The intent of the parties is that payments and benefits under this Agreement be exempt from or comply with Code Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be exempt from, or, to the extent not exempt, in compliance therewith. If the Company or Employee in good faith believes that any provision of this Agreement contravenes any regulations or guidance promulgated under Section 409A of the Code or would cause any Person to be subject to additional taxes, interest or penalties under Section 409A of the Code, then the Committee and Executive shall in good faith discuss modifications to this Agreement and attempt to modify such provision in order to comply with Code Section 409A, provided such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Employee and the Company of the applicable provision without violating the provisions of Code Section 409A. In no event shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Employee by Code Section 409A, or damages for failing to comply with Code Section 409A, in each case, for any payments made consistent with the terms of this Agreement.
(ii)A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amount or benefit upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding anything to the contrary in this Agreement, if the Employee is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered “nonqualified deferred compensation” under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Employee, and (B) the date of the Employee’s death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 20(b)(ii) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Employee in a lump sum, and all remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. The Employee shall have no duties following any termination of Employee’s employment hereunder that are inconsistent with the Employee having had a “separation from service” on or before his employment hereunder.
(iii)To the extent that reimbursements or other in-kind benefits for the Employee constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (A) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Employee, (B) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in- kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.
(iv)For purposes of Code Section 409A, the Employee’s right to receive installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company and if such payment constitutes “nonqualified deferred compensation” for purposes of Code Section 409A and such payment period spans two calendar years, such payment shall be made in the second calendar year.
(v)Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment or benefit under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.
REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.
THE MACERICH COMPANY
By: /s/ Ann C. Menard
Name: Ann C. Menard
Title: Senior Executive Vice President, Chief Legal Officer and Secretary
EMPLOYEE
/s/ Daniel Swanstrom II
Daniel Swanstrom II

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